Filed Pursuant to Rule 424(b)(5)
Registration No. 333-192508

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated December 3, 2013

Prospectus Supplement

(to the Base Prospectus dated December 3, 2013)

Del Frisco’s Restaurant Group, Inc.

5,386,667 Shares

Common Stock

All of the shares of common stock in the offering are being sold by the selling stockholder identified in this prospectus supplement. You should carefully read this prospectus supplement and the accompanying base prospectus before your decide to invest in our common stock.

We are not selling any common stock under this prospectus supplement and will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.” We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are therefore subject to reduced public company reporting requirements. On December 2, 2013, the last reported sales price of a share of our common stock on the Nasdaq Global Select Market was $20.90.

Investing in our common stock involves risk. See “Risk Factors” on beginning on page S-9 of this prospectus supplement and page 8 of the accompanying base prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to the selling stockholder	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The selling stockholder identified in this prospectus supplement has granted the underwriters an option to purchase up to 808,000 additional shares of common stock.

The underwriters expect to deliver the shares of common stock to purchasers on , 2013.

Deutsche Bank Securities	Piper Jaffray	Wells Fargo Securities

Raymond James	Stifel

The date of this prospectus supplement is                     , 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common stock and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference. The second part, the base prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus”, we are referring to both parts combined, and when we refer to the “accompanying base prospectus”, we are referring to the base prospectus only.

This prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference include important information about us, the selling stockholder, the shares of common stock being offered hereby and other information you should know before investing in our common stock. You should read the prospectus, including the additional information described under the heading “Where You Can Find Additional Information” in the accompanying base prospectus, before investing in our common stock.

If any information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement that are otherwise not defined in this prospectus supplement will have the meanings given to them in the accompanying base prospectus.

As used in this prospectus supplement, unless the context otherwise indicates, the references to “DFRG,” “Del Frisco’s Restaurant Group,” “our company,” “the Company,” “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its consolidated subsidiaries. Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus supplement reflects the consolidated business and operations of Del Frisco’s Restaurant Group, Inc. and its wholly-owned subsidiaries. As used in this prospectus supplement, unless the context otherwise indicates, the references to “Lone Star Fund” refer to Lone Star Fund V (U.S.), L.P. along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities).

We have authorized only the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and any underwriters have not, authorized anyone to provide you with information that is different. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of the applicable document, or that any information we have incorporated by reference in this prospectus is accurate as of any date other than the date of the document incorporated by reference regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or any sale of shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

S-i

SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should carefully read this prospectus and any document incorporated by reference in their entirety before making an investment decision. In particular, you should read the section entitled “Risk Factors” and the consolidated and combined financial statements and notes related to those statements included or incorporated by reference elsewhere in this prospectus.

Our Company

We develop, own and operate three contemporary, high-end, complementary restaurants: Del Frisco’s Double Eagle Steak House, or Del Frisco’s, Sullivan’s Steakhouse, or Sullivan’s, and Del Frisco’s Grille, or the Grille. We are a leader in the full-service steakhouse industry based on average unit volume, EBITDA margin and comparable restaurant sales growth. We currently operate 39 restaurants in 20 states. Each of our three restaurant concepts offers steaks as well as other menu selections, such as chops and fresh seafood. Our Grille concept is designed to appeal to both business as well as upscale casual diners and features relatively less expensive entrées, such as flatbread pizzas, sandwiches and salads. These menu selections are complemented by an extensive, award-winning wine list. Del Frisco’s, Sullivan’s and the Grille are positioned within the fine dining segment and are designed to appeal to both business and local dining customers. Our Del Frisco’s restaurants are sited in urban locations to target customers seeking a “destination dining” experience while our Sullivan’s and Grille restaurants are intended to appeal to a broader demographic, allowing them to be located either in urban areas or in close proximity to affluent residential neighborhoods. We believe our success reflects consistent execution across all aspects of the dining experience, from the formulation of proprietary recipes to the procurement and presentation of high quality menu items and delivery of a positive customer experience.

Del Frisco’s Double Eagle Steak House

We believe Del Frisco’s is one of the premier steakhouse concepts in the United States. The Del Frisco’s brand is defined by its menu, which includes USDA Prime grade, wet-aged steaks hand-cut at the time of order and a range of other high-quality offerings, including prime lamb, fresh seafood, and signature side dishes and desserts. It is also distinguished by its “swarming service,” whereby customers are served simultaneously by multiple servers. Each restaurant has a sommelier to guide diners through an extensive, award-winning wine list and our bartenders specialize in hand-shaken martinis and crafted cocktails. Del Frisco’s restaurants target customers seeking a full-service, fine dining steakhouse experience. We believe the décor and ambiance, with both contemporary and classic designs, enhance our customers’ experience and differentiate Del Frisco’s from other upscale steakhouse concepts. We currently operate ten Del Frisco’s steakhouses in eight states. These restaurants range in size from 11,000 to 24,000 square feet with seating capacity for at least 300 people.

Sullivan’s Steakhouse

Sullivan’s was created in the mid-1990’s as a complementary concept to Del Frisco’s. The Sullivan’s brand is defined by a fine dining experience at a more accessible price point, along with a vibrant atmosphere created by an open kitchen, live music and a bar area designed to be a center for social gathering and entertainment. Each Sullivan’s features fine hand-selected aged steaks, fresh seafood and a broad list of custom cocktails, along with an extensive selection of award-winning wines. We currently operate 19 Sullivan’s steakhouses in 15 states. These restaurants range in size from 7,000 to 11,000 feet with seating capacity for at least 250 people.

Del Frisco’s Grille

We developed the Grille, our newest concept, to take advantage of the positioning of the Del Frisco’s brand and to provide greater potential for expansion due to its smaller size, lower build out cost and more diverse menu. The Grille is an upscale casual concept with a menu designed to appeal more broadly to both business and casual diners that features a variety of Del Frisco’s prime aged steaks, top selling signature menu items and a broad selection of the same quality wines. The Grille also offers an assortment of relatively less expensive entrées, such as flatbread pizzas, sandwiches and salads, all prepared with the same signature flavors, high quality ingredients and presentation associated with the Del Frisco’s brand. We believe the ambiance of the concept appeals to a wide range of customers seeking a less formal atmosphere for their dining occasions. We currently operate 10 Grilles in seven states and the District of Columbia. Additional Grille openings are planned over the next year and we anticipate they will, like existing Grille locations, range in size from 6,500 to 8,500 square feet with seating capacity for at least 200 people.

Corporate Information

Our corporate headquarters is located at 930 S. Kimball Avenue, Suite 100, Southlake, TX 76092, and our telephone number is (817) 601-3421. Our website address is www.dfrg.com, and we also host www.delfriscos.com, www.sullivanssteakhouse.com and www.delfriscosgrille.com. Information contained on our websites or connected thereto does not constitute a part of this prospectus. DEL FRISCO’S®, SULLIVAN’S®, DEL FRISCO’S GRILLE™ and DEL FRISCO’S RESTAURANT GROUP™, and other trademarks or service marks of ours appearing in this prospectus or any document incorporated by reference are the property of Del Frisco’s Restaurant Group, Inc. Other trademarks and service marks appearing in this prospectus or any document incorporated by reference are the property of their respective holders.

Recent Developments

Results of Operations

While we have not completed the fourth quarter ended December 31, 2013, we currently expect to meet the lower end of our range of updated fiscal year guidance issued on October 9, 2013 for total comparable restaurant sales increase and adjusted earnings per diluted share. However, we cannot assure you that this will be the case. A significant portion of our fourth quarter results are typically generated in the last month of the quarter as a result of the holiday season. Any adverse events that impact results during this period, such as adverse weather events or unexpected consumer behavior resulting from the compressed holiday season between Thanksgiving and New Year’s Day, could cause us to fall short of our guidance for the 2013 fiscal year. Further, while we continue to see positive trends at both our Del Frisco’s and Grille concepts, we continue to experience challenges with the Sullivan’s concept and are still in the early stages of initiatives we have put in place to strengthen this concept.

Impairment Charge

Based on recent assessments, we anticipate that we will recognize a non-cash long-lived asset impairment charge of $2.2 to $2.4 million during the fourth quarter of 2013. This anticipated impairment charge is related to our determination that the carrying amount of long-lived assets of $2.7 million at our Seattle Sullivan’s restaurant exceeds its estimated future cash flows. We based the estimated fair value on an estimated sales price of leasehold improvements and equipment for this location.

We assess recoverability of property and equipment in accordance with ASC Topic 360, Property, Plant and Equipment. We perform our assessment of recoverability of property and equipment on a restaurant-by-restaurant basis. Certain events or changes in circumstances may indicate that the recoverability of the carrying amount of property and equipment should be assessed. These events or changes may include a significant decrease in market value, a significant change in the business climate in a particular market, or a current-period operating or cash flow loss combined with historical losses or projected future losses. If an event occurs or changes in circumstances are present, we estimate the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount, we recognize an impairment loss. The impairment loss recognized is the amount by which the carrying amount exceeds the fair value. For a further discussion of critical accounting policies and estimates relating to property and equipment, including how we determine impairment losses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the year ended December 25, 2012.

THE OFFERING

Common stock offered by the selling stockholder	5,386,667 shares

Common stock to be outstanding immediately before and after this offering	23,723,142 shares

Option to purchase additional shares of common stock	The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to 808,000 additional shares of common stock.

Use of proceeds	The selling stockholder will receive all net proceeds from the sale of the shares of common stock to be sold in this offering, and we will not receive any of these proceeds. See “Use of Proceeds,” “Selling Stockholder” and “Underwriting.”

NASDAQ symbol	“DFRG”

Risk factors	Investment in our common stock involves substantial risks. You should read this prospectus and any document incorporated by reference carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements included elsewhere in this prospectus and incorporated by reference herein before investing in our common stock.

Unless otherwise indicated, this prospectus supplement:

•	is based upon 23,723,142 shares of common stock outstanding as of December 2, 2013;

•	assumes the underwriters do not exercise their option to purchase up to an additional 808,000 shares from the selling stockholder;

•	assumes no exercise of options to purchase 1,506,525 shares of our common stock outstanding as of December 2, 2013, with a weighted average exercise price of $17.00; and

•	assumes no issuances of additional options to purchase shares of our common stock or other equity-based awards under our stock incentive plan.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table sets forth, for the periods and dates indicated, our summary historical consolidated financial and operating data. We have derived the summary income statement data for the fiscal years ended December 28, 2010, December 27, 2011 and December 25, 2012 and the summary balance sheet data as of December 28, 2010, December 27, 2011 and December 25, 2012 from our audited consolidated financial statements incorporated by reference in this prospectus. We have derived the summary income statement data for each of the 36 weeks ended September 4, 2012 and September 3, 2013 and the summary balance sheet data as of September 3, 2013 from our unaudited interim consolidated financial statements incorporated by reference in this prospectus. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year and historical results are not indicative of the results to be expected in the future. The summary financial data presented below represent portions of our financial statements and are not complete. You should read this information in conjunction with “Use of Proceeds” and “Capitalization” in this prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, which are incorporated by reference in this prospectus, and our consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus.

	Fiscal Year Ended(1)			36 Weeks Ended
	December 28, 2010	December 27, 2011	December 25, 2012	September 4, 2012	September 3, 2013
	(in thousands, except share and per share data)
Income Statement Data:
Revenues	$162,855	$198,625	$232,435	$151,565	$174,345
Costs and expenses:
Costs of sales	49,481	60,743	71,093	46,489	52,721
Restaurant operating expenses	71,917	86,311	100,143	65,945	79,147
Marketing and advertising costs	2,744	4,246	4,682	3,133	3,592
Pre-opening costs	798	3,018	4,058	2,031	1,754
General and administrative	7,512	10,640	13,449	8,692	12,112
Management and accounting fees paid to related party	3,345	3,399	1,252	1,252	—
Asset advisory agreement termination fee	—	—	3,000	3,000	—
Secondary public offering costs	—	—	—	—	793
Public offering transaction bonuses	—	—	1,462	1,462	5,510
Depreciation and amortization	6,459	6,998	8,675	5,622	7,637

Operating income	20,599	23,270	24,621	13,939	11,079
Other income (expense), net:
Interest expense-affiliates	(1,775)	—	—	—	—
Interest expense-other	(9,906)	(6,355)	(2,920)	(2,847)	(56)
Write-off of debt issuance costs	—	(2,501)	(1,649)	(1,649)	—
Other, net	(249)	(114)	113	51	(56)

Income from continuing operations before income taxes	8,669	14,300	20,165	9,494	10,967
Income tax expense (benefit)	(88)	4,653	5,592	2,762	3,347

Income from continuing operations	$8,757	$9,647	$14,573	$6,732	$7,620

Discontinued operations, net of income tax benefit	(27)	(674)	(819)	(543)	—

Net income	$8,730	$8,973	$13,754	$6,189	$7,620

Basic net income (loss) per common share(2):
Continuing operations	$0.49	$0.54	$0.71	$0.36	$0.32
Discontinued operations	(0.00)	(0.04)	(0.04)	(0.03)	0.00

Basic net income per share	$0.49	$0.50	$0.67	$0.33	$0.32

	Fiscal Year Ended(1)			36 Weeks Ended
	December 28, 2010	December 27, 2011	December 25, 2012	September 4, 2012	September 3, 2013
	(in thousands, except share and per share data)
Diluted net income (loss) per common share(2):
Continuing operations	$0.49	$0.54	$0.71	$0.36	$0.32
Discontinued operations	(0.00)	(0.04)	(0.04)	(0.03)	0.00

Diluted net income per share	$0.49	$0.50	$0.67	$0.33	$0.32

Weighted average shares used in computing net income per common share(2):
Basic	17,994,667	17,994,667	20,432,579	18,938,318	23,796,890

Diluted	17,994,667	17,994,667	20,432,579	18,938,318	23,848,946

	December 28, 2010	December 27, 2011	December 25, 2012	September 3, 2013
	(in thousands)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$4,157	$14,119	$10,763	$8,711
Working capital (deficit)(3)	(232)	2,940	(755)	8,447
Total assets	217,725	234,274	258,385	268,963
Total debt	78,922	70,000	—	—
Total stockholders’ equity	87,155	95,872	177,901	192,085

	Fiscal Year Ended(1)			36 Weeks Ended
	December 28, 2010	December 27, 2011	December 25, 2012	September 4, 2012	September 3, 2013
	(in thousands, except restaurant and percentage amounts)
Other Financial Data:
Net cash provided by operating activities	$11,999	$28,503	$30,968	$12,308	$10,139
Net cash used in investing activities	(1,210)	(7,151)	(32,173)	(17,949)	(17,884)
Net cash provided by (used in) financing activities	(19,889)	(11,390)	(2,151)	(2,722)	5,693
Capital Expenditures	5,550	20,063	33,635	19,475	17,797
Adjusted EBITDA(4)	29,926	36,415	43,005	27,242	26,716
Adjusted EBITDA Margin(5)	18.4%	18.3%	18.5%	17.9%	15.3%
Restaurant-level EBITDA(4)	$38,713	$47,325	$56,454	$35,934	$38,828
Restaurant-level EBITDA Margin(6)	23.8%	23.8%	24.3%	23.7%	22.2%
Operating Data:
Total Restaurants (at end of period)	27	30	34	32	36
Total comparable restaurants (at end of period)(7)	26	26	28	27	30
Average sales per comparable restaurant	$6,237	$6,802	$7,457	$4,956	$4,997
Percentage change in comparable restaurant sales(7)	4.4%	11.2%	4.2%	3.5%	0.6%

(1)	We utilize a 52- or 53-week accounting period which ends on the last Tuesday of December. The fiscal years ended December 28, 2010, December 27, 2011 and December 25, 2012 each had 52 weeks. Our current fiscal year will end on December 31, 2013 and have 53 weeks.
(2)	Basic and diluted income per share is computed by dividing net income for each period by the number of shares of common stock issued following our conversion from a limited liability company to a corporation immediately prior to our initial public offering. Such shares are assumed to be outstanding for all periods presented.
(3)	Defined as total current assets minus total current liabilities.
(4)	Adjusted EBITDA and restaurant-level EBITDA are metrics used by management to measure operating performance. Adjusted EBITDA represents net income before interest, taxes, and depreciation and amortization, plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, asset advisory agreement termination fees, public offering transaction bonuses and secondary public offering costs. Restaurant-level EBITDA represents net income before interest, taxes and depreciation and amortization, plus the sum of certain non-operating expenses, including pre-opening costs, management fees and expenses, asset advisory agreement termination fees, public offering transaction bonuses, secondary public offering costs and general and administrative expenses.

The following table presents a reconciliation of adjusted EBITDA and restaurant-level EBITDA to net income:

	Fiscal Year Ended(1)			36 Weeks Ended
	December 28, 2010	December 27, 2011	December 25, 2012	September 4, 2012	September 3, 2013
	(in thousands)
Income from continuing operations	$8,757	$9,647	$14,573	$6,732	$7,620
Income tax expense (benefit)	(88)	4,653	5,592	2,762	3,347
Interest income	(75)	(16)	(9)	(9)	(1)
Interest expense-other	9,906	6,355	2,920	2,847	56
Interest expense-affiliate	1,775	—	—	—	—
Write-off of debt issuance costs	—	2,501	1,649	1,649	—
Depreciation and amortization	6,459	6,998	8,675	5,622	7,637
Pre-opening costs	798	3,018	4,058	2,031	1,754
Lease guarantee payments and other	324	130	(167)	(106)	—
Management fees and expenses(a)	2,070	3,129	1,252	1,252	—
Asset advisory agreement termination fee	—	—	3,000	3,000	—
Public offering transaction bonuses	—	—	1,462	1,462	5,510
Secondary public offering costs	—	—	—	—	793

Adjusted EBITDA	$29,926	$36,415	$43,005	$27,242	$26,716
General and administrative	7,512	10,640	13,449	8,692	12,112
Related party shared services fees	1,275	270	—	—	—

Restaurant-level EBITDA	$38,713	$47,325	$56,454	$35,934	$38,828

(a)	Includes asset management fees and expenses paid to an affiliate of Lone Star Fund pursuant to our previously existing asset advisory agreement, but excludes amounts paid to another affiliate of Lone Star Fund for accounting, administrative and management services under our previously existing shared services agreement, which are referred to as related party shared services fees. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Financial Definitions—Management and Accounting Fees Paid to Related Party” and “Certain Relationships and Related Party Transactions—Relationships with Lone Star Fund and its Affiliates—Termination of Asset Advisory Agreement” in our most recent Annual Report on Form 10 K, as may supplemented and updated by subsequent documents filed with the SEC.

We present adjusted EBITDA and restaurant-level EBITDA as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under generally accepted accounting principles in the United States, or GAAP, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Specifically, adjusted EBITDA allows for an assessment of our operating performance without the effect of non-cash depreciation and amortization expenses or our ability to service or incur indebtedness. Restaurant-level EBITDA allows for further assessment of our operating performance by eliminating the effect of general and administrative expenses incurred at the corporate level. These measures also function as a benchmark to evaluate our operating performance or compare our performance to that of our competitors because companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies.

This prospectus and certain documents incorporated by reference also include information concerning adjusted EBITDA margin, which is defined as the ratio of adjusted EBITDA to revenues, and restaurant-level EBITDA margin, which is defined as the ratio of restaurant-level EBITDA to revenues. We present adjusted EBITDA margin and restaurant-level EBITDA margin because they are used by management as a performance measurement to judge the level of adjusted EBITDA and restaurant-level EBITDA, respectively, generated from revenues. We believe their inclusion is appropriate to provide additional information to investors and other external users of our financial statements.

Adjusted EBITDA, restaurant-level EBITDA, adjusted EBITDA margin and restaurant-level EBITDA margin are not measurements of our financial performance under GAAP and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. We understand that although adjusted EBITDA is frequently used by securities analysts, lenders and others in their evaluation of companies, it and restaurant-level EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP, as adjusted EBITDA and restaurant-level EBITDA do not reflect:

•	discretionary cash available to us to invest in the growth of our business;

•	changes in, or cash requirements for, our working capital needs;

•	our capital expenditures or future requirements for capital expenditures;

•	the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness; or

•

depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

(5)	Adjusted EBITDA margin is the ratio of adjusted EBITDA to revenues.
(6)	Restaurant-level EBITDA margin is the ratio of restaurant-level EBITDA to revenues.
(7)	We consider a restaurant to be comparable in the first full fiscal period following the eighteenth month of operations. Changes in comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in this prospectus and our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information” in the accompanying base prospectus.

Risks Related to This Offering

The price of our common stock has been volatile and the market price of our common stock may decline and you could lose all or a significant part of your investment.

Following our initial public offering, our stock price has ranged from a high of $23.34 to a low of $11.73. The market price of our common stock could be subject to additional wide fluctuations in response to many factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•

the failure of securities analysts to continue to cover our common stock or changes in financial estimates by analysts who cover us, our competitors or the restaurant industry in general and the fine dining segment in particular;

•	announcements by us or our competitors of new locations or menu items, capacity changes, strategic investments or acquisitions;

•	actual or anticipated variations in our or our competitors’ operating results, and our and our competitors’ growth rates;

•	failure by us or our competitors to meet analysts’ projections or guidance that we or our competitors may give the market;

•	general or regional economic conditions;

•	fluctuations in operating results;

•	additions or departures of our senior management personnel;

•	terrorist acts;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	short sales, hedging and other derivative transactions in the shares of our common stock;

•	future sales or issuances of our common stock, including sales or issuances by us, our directors or executive officers and our significant stockholders;

•	our dividend policy; and

•	investor perceptions of us, our competitors and our industry.

Furthermore, the stock markets recently have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market and restaurant industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or budgetary impasses may cause the market price of our common stock to decline. If the market price of our common stock after this offering does not exceed the public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not continue to publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock is influenced in part by the research and other reports that industry or securities analysts may publish about us or our business. If one or more analysts downgrade our stock or issue other unfavorable commentary, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Certain of our executive officers will have personal interests in the Offering.

Certain of our executive officers may receive payments in connection with this offering. Specifically, we expect that Mr. Mednansky, our Chief Executive Officer, and Mr. Pennison, our Chief Financial Officer, will be paid a transaction bonus of approximately $             and $            , respectively (or $             and $            , respectively, if the underwriters fully exercise their option to purchase additional shares), by our parent company in connection with this offering.

Sales of our common stock in the public market could cause our stock price to fall.

The sale by the selling stockholder of substantial amounts of our common stock in the public market as a result of this or other offerings could cause the market price of our common stock to decrease significantly. The perception in the public market that Lone Star Fund might sell substantial amounts of our common stock could also depress the market price of our common stock. Any such sale or perception could also impair our ability to raise capital or pay for acquisitions using our equity securities.

In addition, on August 30, 2012 we filed a registration statement on Form S-8 under the Securities Act registering 2,232,800 shares of our common stock under our stock incentive plan. Subject to the terms of the awards granting the options to purchase the shares offered in the registration statement and except for shares issued upon exercise of options held by affiliates who will have certain restrictions on their ability to sell, such shares will be available for sale in the public market.

We expect to issue options, restricted stock and other forms of stock-based compensation in the future, which have the potential to dilute stockholder value and cause the price of our common stock to decline.

As of September 3, 2013, we have options outstanding to purchase 1,517,975 shares of common stock under our equity incentive plan, 156,600 of which are currently vested. In addition, we expect to offer stock options, restricted stock and other forms of stock-based compensation to our directors, officers and employees in the future. If the options that we issue are exercised, or any restricted stock that we may issue vests, and those shares are sold into the public market, the market price of our common stock may decline. In addition, the availability of shares of common stock for award under our equity incentive plan, or the grant of stock options, restricted stock or other forms of stock-based compensation, may adversely affect the market price of our common stock.

Our ability to raise capital in the future may be limited.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

We are a holding company and depend on the cash flow of our subsidiaries.

We are a holding company with no material assets other than the equity interests of our subsidiaries. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets and intellectual property. Consequently, our cash flow and our ability to meet our obligations and pay any future dividends to our stockholders depends upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries directly or indirectly to us in the form of dividends, distributions and other payments. Any inability on the part of our subsidiaries to make payments to us could have a material adverse effect on our business, financial condition and results of operations.

Provisions of our charter documents, Delaware law and other documents could discourage, delay or prevent a merger or acquisition at a premium price.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in our management. For example, our certificate of incorporation and bylaws include provisions that:

•

permit us to issue without stockholder approval preferred stock in one or more series and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers, if any, of the shares of the series and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	prevent stockholders from calling special meetings;

•	restrict the ability of stockholders to act by written consent;

•	limit the ability of stockholders to amend our certificate of incorporation and bylaws;

•	require advance notice for nominations for election to the board of directors and for stockholder proposals;

•	do not permit cumulative voting in the election of our directors, which means that the holders of a majority of our common stock may elect all of the directors standing for election; and

•	establish a classified board of directors with staggered three-year terms.

These provisions may discourage, delay or prevent a merger or acquisition of our company, including a transaction in which the acquiror may offer a premium price for our common stock.

We are also subject to Section 203 of the Delaware General Corporation Law, or the DGCL, which, subject to certain exceptions, prohibits us from engaging in any business combination with any interested stockholder, as defined in that section, for a period of three years following the date on which that stockholder became an interested stockholder. In addition, our equity incentive plan permits vesting of stock options and restricted stock, and payments to be made to the employees thereunder in certain circumstances, in connection with a change of control of our company, which could discourage, delay or prevent a merger or acquisition at a premium price. See “Description of Capital Stock—Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect” in the accompanying base prospectus.

We are an “emerging growth company” and we cannot be certain if we will be able to maintain such status.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and we have adopted certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We may remain as an “emerging growth company” for up to five full fiscal years following our initial public offering, which occurred July 26, 2012. We would cease to be an “emerging growth company,” and therefore not be able to rely upon the above exemptions, if we have more than $1 billion in annual revenues in a fiscal year, we issue more than $1 billion of non-convertible debt over a three-year period or we have more than $700 million in market value of our common stock held by non-affiliates as of any June 30 before the end of the five full fiscal years.

Additionally, because the JOBS Act has only recently been enacted, it is not yet clear whether investors will accept the more limited disclosure requirements that we may be entitled to follow so long as we qualify as an “emerging growth company.” Therefore, we cannot predict if investors will find our common stock less attractive because we will rely on any of the exemptions discussed above. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

If we are unable to implement and maintain the effectiveness of our internal control over financial reporting, our independent registered public accounting firm may not be able to provide an unqualified report on our internal controls.

Pursuant to Section 404 of the Sarbanes-Oxley Act and the related rules adopted by the SEC and the Public Company Accounting Oversight Board, starting with our Annual Report on Form 10-K for fiscal year 2013, our management will be required to report on the effectiveness of our internal control over financial reporting. In addition, once we no longer qualify as an “emerging growth company” under the JOBS Act and lose the ability to rely on the exemptions related thereto discussed above, our independent registered public accounting firm will also need to attest to the effectiveness of our internal control over financial reporting under Section 404. We may encounter problems or delays in completing the implementation of any changes necessary to our internal control over financial reporting to conclude such controls are effective. If we conclude and, once we no longer qualify as an “emerging growth company” under the JOBS Act, our independent registered public accounting firm concludes, that our internal control over financial reporting is not effective, investor confidence and our stock price could decline.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of NASDAQ listing rules, and result in a breach of the covenants under our financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our common stock.

Because we do not anticipate paying any dividends for the foreseeable future, you may not receive any return on your investment unless you sell your common stock for a price greater than that which you paid for it.

Although the agreements governing our indebtedness do not directly restrict our ability to do so, we do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or the entire amount of your investment. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.” The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock as quoted by the Nasdaq Global Select Market.

	High	Low
2013
Fourth Quarter (September 4, 2013—December 2, 2013)	$22.10	$17.53
Third Quarter (June 12, 2013—September 3, 2013)	$23.34	$19.04
Second Quarter (March 20, 2013—June 11, 2013)	$20.56	$15.63
First Quarter (December 26, 2012—March 19, 2013)	$19.00	$13.75
2012
Fourth Quarter (September 5, 2012—December 25, 2012)	$16.84	$12.67
Third Quarter (July 27, 2012—September 4, 2012)	$14.90	$11.73

The closing sale price of a share of our common stock, as reported by the Nasdaq Global Select Market, on December 2, 2013, was $20.90. As of December 2, 2013, there were two holders of record of our common stock, not including beneficial owners of shares registered in nominee or street name.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of September 3, 2013. You should read this table together with the information under “Summary Historical Consolidated Financial and Operating Data” included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q, that we have filed or will file with the SEC, which are incorporated by reference into this prospectus.

As of September 3, 2013
(in thousands)
Cash and cash equivalents	$8,711

Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	—
Common stock, $0.001 par value, 190,000,000 shares authorized, 23,811,692 shares issued and outstanding	24
Additional paid in capital	126,174
Retained earnings	65,887
Total stockholders’ equity	$192,085

Total capitalization	$192,085

SELLING STOCKHOLDER

As used in this prospectus supplement, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus supplement from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering, the number of shares offered under this prospectus by the selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned Prior to this Offering		Shares Offered Hereby	Shares Beneficially Owned After This Offering Assuming No Exercise of Underwriters’ Option		Shares Offered Pursuant To The Underwriters’ Option To Purchase Additional Shares Of Common Stock	Shares Beneficially Owned After This Offering Assuming Full Exercise Of Underwriters’ Option
Name	Number	Percentage		Number	Percentage		Number	Percentage
LSF5 Wagon Holdings, LLC(1)(2)	6,194,667	26.1%	5,386,667	808,000	3.4%	808,000	0	0%

(1)	LSF5 Wagon Holdings, LLC directly owns 6,194,667 shares of common stock. LSF5 Wagon Holdings, LLC, a Delaware limited liability company, is wholly-owned by LSF5 COI Holdings, LLC, a Delaware limited liability company, is controlled by Lone Star Fund V (U.S.) L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners V, L.P., a Bermuda limited partnership, which is controlled by Lone Star Management Co. V, Ltd., a Bermuda exempted limited company, which is controlled by its sole owner John P. Grayken. The address for all of these persons, other than Lone Star Partners V, L.P. and Lone Star Management Co. V, Ltd., is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The address for Lone Star Partners V, L.P. and Lone Star Management Co. V, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM11, Bermuda.
(2)	Jodi L. Cason, who serves as a director on our board of directors, owns interests in an entity which owns non-controlling interests in LSF5 Wagon Holdings, LLC’s parent company and therefore expressly disclaims any beneficial ownership of interests in LSF5 Wagon Holdings, LLC or our common stock owned by LSF5 Wagon Holdings, LLC.

U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income and estate tax consequences of the acquisition, ownership, and disposition of our common stock purchased pursuant to this offering by a non-U.S. holder. As used in this prospectus supplement, the term “non-U.S. holder” means a beneficial owner of 5% or less of our common stock that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

An individual who is not a citizen of the United States may, subject to certain restrictions as well as limitations contained in any applicable income tax treaties, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediate preceding calendar year and one-sixth of the days present in the second preceding calendar year). U.S. residents are generally taxed for U.S. federal income tax purposes in the same manner as U.S. citizens.

This discussion assumes that you will hold our common stock issued pursuant to this offering as a capital asset within the meaning of the Internal Revenue Code of 1986, as amended, or the Code (i.e., generally, property held for investment). This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular non-U.S. holder in light of the holder’s individual investment or tax circumstances, or to non-U.S. holders that are subject to special tax rules. In addition, this description of U.S. tax consequences does not address:

•	U.S. state and local or non-U.S. tax consequences;

•	U.S. federal gift tax consequences;

•	specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•

special tax rules that may apply to some non-U.S. holders, including without limitation, banks, insurance companies, financial institutions, hybrid entities, broker-dealers, tax-exempt entities, controlled foreign corporations, passive foreign investment companies or U.S. expatriates; or

•	special tax rules that may apply to a non-U.S. holder that holds our common stock as part of a straddle, hedge or conversion transaction or other integrated investment.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner of our common stock that is a partnership and partners in such a partnership should consult their tax advisors regarding the U.S. federal income tax consequences of acquiring, owning, and disposing of our common stock.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. Furthermore, this discussion does not include any discussion of any state, local or foreign tax considerations.

We urge you to consult your tax advisor regarding the U.S. federal tax consequences of acquiring, owning or disposing our common stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction or under any applicable tax treaty.

Dividends

We do not anticipate paying cash dividends on our common stock in the foreseeable future. However, if distributions of cash or property (other than certain stock distributions) are made to non-U.S. holders on shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of earnings and profits will constitute a return of capital that is applied against and reduces the non-U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on Sale, Exchange or Other Taxable Disposition of Common Stock” below.

Dividends paid to a non-U.S. holder that are not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for and manner of claiming the benefits of such treaty (including, without limitation, any requirement to obtain a U.S. taxpayer identification number).

If the non-U.S. holder is engaged in a trade or business in the United States, either directly or through an entity treated as a partnership for U.S. tax purposes, and the dividends are effectively connected with the conduct of such trade or business, and, if required by an applicable income tax treaty, are dividends attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States, then the dividends are not subject to the U.S. withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates and in a manner applicable to U.S. persons. Certain certification and disclosure requirements must be complied with for effectively connected income or income attributable to a permanent establishment to be exempt from withholding. Any such effectively connected dividends or dividends attributable to a permanent establishment received by a non-U.S. holder that is treated as a foreign corporation for U.S. tax purposes may be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

To claim the benefit of a tax treaty or an exemption from withholding because dividends are effectively connected with the conduct of a trade or business in the United States, a non-U.S. holder must provide to the withholding agent a properly executed IRS Form W-8BEN (or successor form) for treaty benefits or IRS Form W-8ECI (or successor form) for effectively connected income, before the payment of dividends, and, if claiming the benefit of a tax treaty, must certify under penalties of perjury on the appropriate forms that such non-U.S. holder is not a U.S. person and is eligible for treaty benefits. These forms may need to be periodically updated. Non-U.S. holders may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund along with the required information. However,

•

in the case of common stock held by a foreign partnership, the certification requirement generally will be applied to the partners of the partnership and the partnership will be required to provide certain information;

•

in the case of common stock held by a foreign trust, the certification requirement generally will be applied to the trust or the beneficial owners of the trust depending on whether the trust is a “foreign complex trust,” “foreign simple trust,” or “foreign grantor trust” as defined in the U.S. Treasury regulations; and

•	look-through rules will generally apply for tiered partnerships, foreign simple trusts and foreign grantor trusts.

A non-U.S. holder that is a foreign partnership or a foreign trust is urged to consult its own tax advisor regarding its status under U.S. tax law and the certification requirements applicable to it.

Gain on Sale, Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax, including by way of withholding, on gain recognized on a sale, exchange or other taxable disposition of our common stock unless any one of the following applies:

1.	The non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other requirements are met;

2.	The gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, directly or through an entity treated as a partnership for U.S. tax purposes and, if an applicable tax treaty requires, attributable to a U.S. permanent establishment or fixed base of such non-U.S. holder; or

3.

We are or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation,” within the meaning of Section 897(c)(2) of the Code, unless our common stock is regularly traded on an established securities market and the non-U.S. holder holds no more than 5% of our outstanding common stock, directly or indirectly, during the relevant period, or the 5% exception. Generally, a United States corporation is treated as a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

We believe that we have not been and are not currently a United States real property holding corporation, and we do not expect to become a United States real property holding corporation. However, no assurances can be made in this regard. Furthermore, no assurances can be provided that our stock will be considered to be regularly traded on an established securities market for this purpose.

Non-U.S. holders described in clause (1) above are taxed on their gains (including gains from sales of our common stock and net of applicable U.S. losses from sales or exchanges of other capital assets incurred during the year) at a flat rate of 30% or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. holders described in clause (2) or (3) above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates and in a manner applicable to U.S. persons, unless an applicable income tax treaty provides otherwise. If a non-U.S. holder described in clause (2) is a corporation, it may be subject to the additional branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. In addition, if we are determined to be a United States real property holding corporation and the 5% exception does not apply, then a purchaser may be required to withhold 10% of the proceeds payable to a non-U.S. holder from a sale or other taxable disposition of our common stock.

U.S. Federal Estate Taxes

Our common stock beneficially owned or treated as beneficially owned by an individual who at the time of death is not a citizen or resident of the United States for U.S. federal estate tax purposes, and certain lifetime transfers of an interest in common stock made by such an individual, will be included in his or her gross estate for U.S. federal estate tax purposes and, therefore, may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of non-resident alien individuals are generally allowed a statutory credit that has the effect of offsetting the U.S. federal estate tax imposed on the first $60,000 of the taxable estate.

Legislation Affecting Taxation of Common Stock Held by or Through Foreign Entities

Under legislation enacted in 2010, a 30% U.S. federal withholding tax will be imposed on dividends on stock of U.S. corporations, and on the gross proceeds from the disposition of such stock, paid to a “foreign financial institution” (as specially defined for this purpose), unless such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide to the U.S. Treasury substantial information regarding its U.S. account holders and certain account holders that are foreign entities with U.S. owners or such institution otherwise qualifies for an exemption from these rules. A 30% U.S. federal withholding tax will also apply to dividends paid on stock of U.S. corporations and on the gross proceeds from the disposition of such stock paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity or such non-financial foreign entity otherwise qualifies for an exemption from these rules. The requirements described above generally will apply to dividend payments made after June 30, 2014 and payments of gross proceeds from dispositions occurring after December 31, 2016. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of such withholding taxes. Investors are urged to consult with their own tax advisors regarding the possible application of these rules to their investment in our common stock.

Information Reporting and Backup Withholding

Under U.S. Treasury regulations, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required because the dividends were effectively connected to the conduct of the non-U.S. holder’s trade or business within the United States or withholding was reduced or eliminated by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

The gross amount of dividends paid to a non-U.S. holder that fails to certify its non-U.S. holder status in accordance with applicable U.S. Treasury regulations and fails to otherwise establish an exemption generally will be reduced by backup withholding at the applicable rate (currently 28%).

A non-U.S. holder is generally required to certify its non-U.S. status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker.

U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, information reporting requirements, but generally not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person; (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States; (iii) a controlled foreign corporation as defined in the Code; (iv) a foreign partnership with certain U.S. connections; or (v) a U.S. branch of a foreign bank or a foreign insurance company, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

The foregoing discussion is only a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our common stock by non-U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our common stock, including the effect of any U.S., state, local, non-U.S. or other tax laws and any applicable income or estate tax treaty.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Piper Jaffray & Co. have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Piper Jaffray & Co.
Wells Fargo Securities, LLC
Raymond James & Associates, Inc.
Stifel, Nicolaus & Company, Incorporated

Total	5,386,667

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the option to purchase additional shares of common stock described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $         per share under the public offering price. After the public offering, representatives of the underwriters may change the offering price and other selling terms.

The selling stockholder has granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 808,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus. The selling stockholder will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the 5,386,667 shares are being offered.

The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are     % of the public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters’ option to purchase additional shares of common stock:

Total Fees
	Fee Per Share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by the selling stockholder	$	$	$

In addition, we estimate the total expenses of this offering payable by us, excluding underwriting discounts and commissions, will be approximately $         million, which includes an amount not to exceed $15,000 that we have agreed to reimburse the underwriters for certain expenses incurred by them in connection with this offering.

We and the selling stockholder have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each of our officers (other than Lisa Kislak) and directors, and the selling stockholder, Lone Star Fund, which will beneficially own     % (or 0.0% if the underwriters fully exercise their option to purchase additional shares) of our outstanding shares of common stock immediately after this offering, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options held by these persons for a period of 30 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. and Piper Jaffray & Co. This consent may be given at any time without public notice except in limited circumstances. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes and other limited circumstances where the transferee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 30-day period.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares of common stock.

Naked short sales are any sales in excess of the option to purchase additional shares of common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

A prospectus in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which the prospectus forms a part.

Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future. They receive customary fees and commissions for these services. In addition, the selling stockholder may be deemed an underwriter in connection with this offering.

Notice to Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State other than the offers contemplated in the prospectus once the prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

This prospectus supplement is only being distributed, and is only directed at (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) and (d) of the Order, with all such persons together being referred to as relevant persons. All applicable provisions of the Financial Services and Markets Act 2000, or FSMA, must be complied with in relation to the shares of our common stock in, from or otherwise involving the United Kingdom. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law, as amended (the “FIEL”). The shares will be purchased by each underwriter as principal and, in connection with the offering, will not be directly or indirectly offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements under the FIEL and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Qatar

The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The shares will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by White & Case LLP.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the fiscal year ended December 25, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Del Frisco’s Restaurant Group, Inc.

6,194,667 Shares

Common Stock

The selling stockholder identified in this prospectus may offer and sell, from time to time, in one or more offerings, up to 6,194,667 shares of our common stock. You should carefully read this prospectus and any accompanying prospectus supplement before your decide to invest in any of these securities.

The distribution of the common stock by the selling stockholder may be effected from time to time, including:

•	in underwritten public offerings;

•	in ordinary brokerage transactions on securities exchanges, including the Nasdaq Global Select Market;

•	to or through brokers or dealers who may act as principal or agent; or

•	in one or more negotiated transactions.

The brokers or dealers through or to whom the shares of common stock may be sold may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, as amended, in which event all brokerage commissions or discounts and other compensation received by those brokers or dealers may be deemed to be underwriting compensation. To the extent required, the names of any underwriters and applicable commissions or discounts and any other required information with respect to any particular sale will be set forth in an accompanying prospectus supplement. See “Plan of Distribution” for a further description of how the selling stockholder may dispose of the shares covered by this prospectus.

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of the common stock by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “DFRG.” We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are therefore subject to reduced public company reporting requirements. On November 21, 2013, the last reported sales price of a share of our common stock on the Nasdaq Global Select Market was $21.90.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2013.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell certain shares of our common stock in one or more offerings. When the selling stockholder sells shares of common stock under this shelf registration process, we may provide a prospectus supplement that will contain more specific information about the terms of such offering. The prospectus supplement may also add, update or change any of the information contained in this prospectus. You should carefully read this prospectus and any accompanying prospectus supplement, as well as the information incorporated in this prospectus or the accompanying prospectus supplement by reference. See, “Incorporation of Certain Information by Reference.” Any information in any accompanying prospectus supplement or any subsequent material incorporated herein by reference will supersede the information in this prospectus or any earlier prospectus supplement.

As used in this prospectus and any accompanying prospectus supplement, unless the context otherwise indicates, the references to “DFRG,” “Del Frisco’s Restaurant Group,” “our company,” “the Company,” “us,” “we” and “our” refer to Del Frisco’s Restaurant Group, Inc. and its consolidated subsidiaries. Unless otherwise indicated or the context otherwise requires, financial and operating data in this prospectus and any accompanying prospectus supplement reflects the consolidated business and operations of Del Frisco’s Restaurant Group, Inc. and its wholly-owned subsidiaries. As used in this prospectus, unless the context otherwise indicates, the references to “Lone Star Fund” refer to Lone Star Fund V (U.S.), L.P. along with its affiliates and associates (excluding us and other companies that it or they own as a result of their investment activities).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement or any document incorporated by reference may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and such statements are subject to the safe harbors created thereby. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” “project,” “likely,” “will,” “would,” “could” and words or phrases of similar meaning. Forward-looking statements may relate to, among other things:

•	our ability to successfully adjust to changes in consumer preferences, discretionary spending patterns and general economic conditions, including recent economic events;

•	our restaurants’ ability to successfully compete;

•	our expectations regarding future growth, including our ability to open new restaurants and operate them profitably;

•	our ability to continue to develop the Grille and any other new concepts;

•	our ability to maintain and grow our reputation and the acceptance of our brands;

•	our expectations regarding higher operating costs, including labor costs;

•	our ability to obtain our principal food products and manage related costs;

•	our expectations regarding the seasonality of our business;

•	our expectations regarding litigation or other legal proceedings;

•	the impact of federal, state or local government statutes, rules and regulations;

•	our expectations regarding the loss of key members of our management team or employees;

•	our expectations regarding our liquidity and capital resources, including our ability to meet our lease obligations;

•	our expectations regarding the amount and terms of our existing or future indebtedness;

•	our ability to maintain adequate protection of our intellectual property; and

•	the other matters described in “Risk Factors” in this prospectus, any accompanying prospectus supplement and in our SEC filings incorporated by reference and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in our SEC filings incorporated by reference.

Given these risks and uncertainties, we urge you to read this prospectus, any accompanying prospectus supplement and any document incorporated by reference completely with the understanding that actual future results may be materially different from what we plan or expect. These factors and the other risk factors described in this prospectus, any accompanying prospectus supplement or any document incorporated by reference are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on forward-looking statements.

All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements made in this prospectus, any accompanying prospectus supplement or any document incorporated by reference may not prove to be correct.

Market and Industry Data and Forecasts

Industry, market and demographic data appearing throughout this prospectus, any accompanying prospectus supplement or any document incorporated by reference, including information relating to our relative position in the restaurant industry, the projected growth of sales in the U.S. restaurant industry, projected changes in food expenditures and projected changes in the U.S. population, are derived principally from publicly available information, industry publications, U.S. government data, data made available by market research firms, our own data and similar sources, which we believe to be reasonable. None of the independent industry publications used in this prospectus, any accompanying prospectus supplement or any document incorporated by reference, was prepared on our or our affiliates’ behalf. Information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference concerning the average check at our restaurants is calculated on a per entrée basis and excludes tax and tip.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities described in this prospectus. The SEC’s rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may also obtain copies of this information by mail from the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect reports, proxy statements and other information that we have filed electronically with the SEC at the SEC’s web site at http://www.sec.gov/.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus. Any subsequent information filed with the SEC will automatically be deemed to update and supersede the information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities offered in this prospectus are sold; provided, however, we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

•	our Annual Report on Form 10-K for the year ended December 25, 2012 (including the portions of our proxy statement for our 2013 annual meeting of stockholders incorporated by reference therein);

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 19, 2013, June 11, 2013 and September 3, 2013;

•	our Current Reports on Form 8-K filed on January 4, 2013, March 18, 2013, May 22, 2013, August 12, 2013 and October 9, 2013 (Item 8.01 only); and

•	the description of our common stock on Form 8-A filed on July 24, 2012.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference in this prospectus, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning us at the following:

Del Frisco’s Restaurant Group, Inc.

930 S. Kimball Ave., Suite 100

Southlake, TX 76092

(817) 601-3421

COMPANY OVERVIEW

Our Company

We develop, own and operate three contemporary, high-end, complementary restaurants: Del Frisco’s Double Eagle Steak House, or Del Frisco’s, Sullivan’s Steakhouse, or Sullivan’s, and Del Frisco’s Grille, or the Grille. We are a leader in the full-service steakhouse industry based on average unit volume, EBITDA margin and comparable restaurant sales growth. We currently operate 38 restaurants in 20 states. Each of our three restaurant concepts offers steaks as well as other menu selections, such as chops and fresh seafood. Our Grille concept is designed to appeal to both business as well as upscale casual diners and features relatively less expensive entrées, such as flatbread pizzas, sandwiches and salads. These menu selections are complemented by an extensive, award-winning wine list. Del Frisco’s, Sullivan’s and the Grille are positioned within the fine dining segment and are designed to appeal to both business and local dining customers. Our Del Frisco’s restaurants are sited in urban locations to target customers seeking a “destination dining” experience while our Sullivan’s and Grille restaurants are intended to appeal to a broader demographic, allowing them to be located either in urban areas or in close proximity to affluent residential neighborhoods. We believe our success reflects consistent execution across all aspects of the dining experience, from the formulation of proprietary recipes to the procurement and presentation of high quality menu items and delivery of a positive customer experience.

Del Frisco’s Double Eagle Steak House

We believe Del Frisco’s is one of the premier steakhouse concepts in the United States. The Del Frisco’s brand is defined by its menu, which includes USDA Prime grade, wet-aged steaks hand-cut at the time of order and a range of other high-quality offerings, including prime lamb, fresh seafood, and signature side dishes and desserts. It is also distinguished by its “swarming service,” whereby customers are served simultaneously by multiple servers. Each restaurant has a sommelier to guide diners through an extensive, award-winning wine list and our bartenders specialize in hand-shaken martinis and crafted cocktails. Del Frisco’s restaurants target customers seeking a full-service, fine dining steakhouse experience. We believe the décor and ambiance, with both contemporary and classic designs, enhance our customers’ experience and differentiate Del Frisco’s from other upscale steakhouse concepts. We currently operate ten Del Frisco’s steakhouses in eight states. These restaurants range in size from 11,000 to 24,000 square feet with seating capacity for at least 300 people.

Sullivan’s Steakhouse

Sullivan’s was created in the mid-1990’s as a complementary concept to Del Frisco’s. The Sullivan’s brand is defined by a fine dining experience at a more accessible price point, along with a vibrant atmosphere created by an open kitchen, live music and a bar area designed to be a center for social gathering and entertainment. Each Sullivan’s features fine hand-selected aged steaks, fresh seafood and a broad list of custom cocktails, along with an extensive selection of award-winning wines. We currently operate 19 Sullivan’s steakhouses in 15 states. These restaurants range in size from 7,000 to 11,000 feet with seating capacity for at least 250 people.

Del Frisco’s Grille

We developed the Grille, our newest concept, to take advantage of the positioning of the Del Frisco’s brand and to provide greater potential for expansion due to its smaller size, lower build out cost and more diverse menu. The Grille is an upscale casual concept with a menu designed to appeal more broadly to both business and casual diners that features a variety of Del Frisco’s prime aged steaks, top selling signature menu items and a broad selection of the same quality wines. The Grille also offers an assortment of relatively less expensive entrées, such as flatbread pizzas, sandwiches and salads, all prepared with the same signature flavors, high quality ingredients and presentation associated with the Del Frisco’s brand. We believe the ambiance of the concept appeals to a wide range of customers seeking a less formal atmosphere for their dining occasions. We currently operate nine Grilles in six states and the District of Columbia. Additional Grille openings are planned over the next year and we anticipate they will, like existing Grille locations, range in size from 6,500 to 8,500 square feet with seating capacity for at least 200 people.

Corporate Information

Our corporate headquarters is located at 930 S. Kimball Avenue, Suite 100, Southlake, TX 76092, and our telephone number is (817) 601-3421. Our website address is www.dfrg.com, and we also host www.delfriscos.com, www.sullivanssteakhouse.com and www.delfriscosgrille.com. Information contained on our websites or connected thereto does not constitute a part of this prospectus, any accompanying prospectus supplement or any document incorporated by reference. DEL FRISCO’S®, SULLIVAN’S®, DEL FRISCO’S GRILLE™ and DEL FRISCO’S RESTAURANT GROUP™, and other trademarks or service marks of ours appearing in this prospectus, any accompanying prospectus or any document incorporated by reference are the property of Del Frisco’s Restaurant Group, Inc. Other trademarks and service marks appearing in this prospectus, any accompanying prospectus supplement or any document incorporated by reference are the property of their respective holders.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement and any related free writing prospectus.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find More Information.”

USE OF PROCEEDS

The selling stockholder will receive all net proceeds from the sale of the shares of common stock offered by this prospectus and any accompanying prospectus supplement. We will not receive any of the proceeds from the sale of our common stock by the selling stockholder.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material provisions of our capital stock, as well as other material terms of our certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 190,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

All outstanding shares of common stock, including the shares of stock to be sold in the offering contemplated by this prospectus and any applicable prospectus supplement, are validly issued, fully paid and nonassessable.

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to preferences that may be applicable to any outstanding series of preferred stock, the holders of our common stock will receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of or provision for any liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Preferred Stock

Our certificate of incorporation provides that our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock. Our board of directors will be able to issue preferred stock in one or more series and determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon our preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of our common stock. Issuances of preferred stock could adversely affect the voting power of holders of our common stock and reduce the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation. Any issuance of preferred stock also could have the effect of decreasing the market price of our common stock and could delay, deter or prevent a change in control of our company. Our board of directors does not presently have any plans to issue shares of preferred stock.

Limitations on Directors’ Liability

Our bylaws limit the liability of, and provide for us to indemnify, our directors to the fullest extent permitted by the DGCL. The DGCL permits a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of fiduciary duty. This limitation is generally unavailable for acts or omissions by a director which (a) were in bad faith, (b) were the result of intentional misconduct or a knowing violation of law, (c) the director derived an improper personal benefit from (such as a financial profit or other advantage to which the director was not legally entitled) or (d) breached the director’s duty of loyalty. The DGCL also prohibits limitations on director liability under Section 174 of the DGCL, which relates to certain unlawful dividend declarations and stock repurchases. The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

We maintain insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We have also entered into indemnification agreements with our directors and executive officers.

Forum Selection Clause

Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or (iv) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection clause.

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law that May Have an Anti-Takeover Effect

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our bylaws provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of our board or the chief executive officer with the concurrence of a majority of the board of directors. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Any amendment to our certificate of incorporation requires the affirmative vote of at least 66 2/3% of the voting power of all shares of our common stock then outstanding. Our certificate of incorporation provides that the board of directors is expressly authorized to adopt, amend or repeal our bylaws and that our stockholders may only amend our bylaws with the approval of at least 66 2/3% of the voting power of all shares of our common stock then outstanding.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.

Classified Board of Directors

Our certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The members of each class serve for a three-year term. As a result, approximately one-third of our board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board of directors. Our certificate of incorporation provides that the number of directors will be fixed from time to time pursuant to a resolution adopted by the board of directors, but must consist of not less than three or more than 13 directors.

Removal of Directors

Our certificate of incorporation and bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, our certificate of incorporation and bylaws also provide that any newly created directorships and any vacancies on our board of directors will be filled only by the affirmative vote of the majority of remaining directors; provided that so long as affiliates of Lone Star Fund own at least 25% of the total voting power of our capital stock, the positions can only be filled by our stockholders.

Stockholder Action by Written Consent

The DGCL permits any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted, unless the certificate of incorporation provides otherwise. Our certificate of incorporation and bylaws preclude stockholder action by written consent.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our organizational documents include provisions that eliminate, to the extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our organizational documents also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The DGCL does not require stockholder approval for any issuance of authorized shares. However, the NASDAQ listing requirements require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of common stock. No assurances can be given that our shares will remain so listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Corporate Opportunities and Transactions with Lone Star Fund

In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of Lone Star Fund and its affiliates and affiliated investment funds, referred to as the Lone Star entities, may serve as our directors or officers, and that the Lone Star entities may engage in similar activities or lines of business that we do, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Lone Star entities. Specifically, none of the Lone Star entities or any principal, member, director, manager, partner, stockholder, officer, employee or other representative of the Lone Star entities has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any Lone Star entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in the corporate opportunity, and the Lone Star entity will not have any duty to communicate or offer the corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of our company who is also a principal, member, director, manager, partner, stockholder, officer, employee or other representative of any Lone Star entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Lone Star entity, we will not have any expectancy in the corporate opportunity unless the corporate opportunity is expressly offered to the person solely in his or her capacity as a director or officer of our company.

In recognition that we may engage in material business transactions with the Lone Star entities, from which we are expected to benefit, our certificate of incorporation provides that any of our directors or officers who are also principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of any Lone Star entity will have fully satisfied and fulfilled his or her fiduciary duty to us and our stockholders with respect to such transaction, if:

•	the transaction was approved, after being made aware of the material facts of the relationship between each of Del Frisco’s Restaurant Group, Inc. or a subsidiary thereof and the Lone Star entity and the material terms and facts of the transaction, by (1) an affirmative vote of a majority of the members of our board of directors who do not have a material financial interest in the transaction, known as disinterested persons, or (2) an affirmative vote of a majority of the members of a committee of our board of directors consisting of members who are disinterested persons; or

•	the transaction was fair to us at the time we entered into the transaction; or

•	the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the Lone Star entities and any holder who has a material financial interest in the transaction.

By becoming a stockholder in our company, you will be deemed to have received notice of and consented to these provisions of our certificate of incorporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing

Our common stock is traded on the Nasdaq Global Select Market under the symbol “DFRG.”

SELLING STOCKHOLDER

We entered into a registration rights agreement with Lone Star Fund in connection with our initial public offering. The terms of the registration rights agreement include provisions for demand registration rights and piggyback registration rights in favor of Lone Star Fund. The registration rights agreement does not provide for the payment of any consideration by us to Lone Star Fund if a registration statement for the resale of shares of common stock held by Lone Star Fund is not declared effective or if the effectiveness is not maintained. The registration statement of which this prospectus forms a part was filed in connection with a demand for registration by Lone Star Fund under the registration rights agreement.

The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares offered hereunder before selling them. The shares offered by this prospectus may be offered from time to time by the selling stockholder. As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed below, and any donee, pledgee, transferee or other successor in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The selling stockholder may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of its shares since the date on which the information in the table is presented. Information about the selling stockholder may change over time.

The following table sets forth the name of the selling stockholder, the number of shares of our common stock and the percentage of our common stock beneficially owned by the selling stockholder prior to this offering, the number of shares that may be offered under this prospectus by the selling stockholder, and the number of shares of our common stock and the percentage of our common stock to be beneficially owned by the selling stockholder after completion of this offering, assuming that all shares offered hereunder are sold as contemplated herein. The number of shares in the column “Maximum Number of Shares That May Be Offered” represents all of the shares that the selling stockholder may offer under this prospectus.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

	Shares Beneficially Owned Prior to this Offering		Maximum Number of Shares That May Be Offered	Shares Beneficially Owned After this Offering (assuming the sale of all shares that may be sold hereunder)
Name	Shares of Common Stock	Percentage of Total Outstanding Common Stock		Shares of Common Stock	Percentage of Total Outstanding Common Stock
LSF5 Wagon Holdings, LLC(1)(2)	6,194,667	26.1%	6,194,667	0	0%

(1)	LSF5 Wagon Holdings, LLC directly owns 6,194,667 shares of common stock. LSF5 Wagon Holdings, LLC, a Delaware limited liability company, is wholly-owned by LSF5 COI Holdings, LLC, a Delaware limited liability company, is controlled by Lone Star Fund V (U.S.) L.P., a Delaware limited partnership, which is controlled by its general partner, Lone Star Partners V, L.P., a Bermuda limited partnership, which is controlled by Lone Star Management Co. V, Ltd., a Bermuda exempted limited company, which is controlled by its sole owner John P. Grayken. The address for all of these persons, other than Lone Star Partners V, L.P. and Lone Star Management Co. V, Ltd., is 2711 North Haskell Avenue, Suite 1700, Dallas, Texas 75204. The address for Lone Star Partners V, L.P. and Lone Star Management Co. V, Ltd. is Washington Mall, Suite 304, Third Floor, 7 Reid Street, Hamilton HM11, Bermuda.
(2)	Jodi L. Cason, who serves as a director on our board of directors, owns interests in an entity which owns non-controlling interests in LSF5 Wagon Holdings, LLC’s parent company and therefore expressly disclaims any beneficial ownership of interests in LSF5 Wagon Holdings, LLC or our common stock owned by LSF5 Wagon Holdings, LLC.

PLAN OF DISTRIBUTION

The selling stockholder may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling stockholder of the securities. See “Use of Proceeds.” We will pay all costs, expenses and fees in connection with the registration of the shares of common stock, including fees of our counsel and accountants, fees payable to the SEC and fees of counsel to the selling stockholder. The selling stockholder will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock covered by this prospectus.

The selling stockholder may sell the shares of common stock covered by this prospectus from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	in privately negotiated transactions;

•	through broker-dealers, who may act as agents or principals;

•	in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above.

In effecting sales, brokers or dealers engaged by the selling stockholder may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

•	purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions; or

•	transactions in which the broker-dealer solicits purchasers.

At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters may receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. The selling stockholder may also be deemed to be an underwriter, and any discounts and commissions it receives and any profit it realizes on the sale of the common stock may be deemed to be underwriting commissions under the Securities Act.

The selling stockholder may enter into derivative transactions with third parties, or sell shares of common stock not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell shares of common stock covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use shares of common stock pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares of common stock received from the selling stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase shares of common stock under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the selling stockholder, to indemnification by us and the selling stockholder against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the Company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the Company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

Certain underwriters, agents or dealers or their affiliates may have provided from time to time, and may provide in the future, investment, commercial banking, derivatives and financial advisory services to the Company, the selling stockholder and their respective affiliates in the ordinary course of business, for which they have received or may receive customary fees and commissions.

Some of the shares of common stock covered by this prospectus may be sold in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The consolidated financial statements of the Company appearing in the Company’s Annual Report (Form 10-K) for the fiscal year ended December 25, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus supplement and the accompanying base prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying base prospectus or of any sale of our common stock.

Del Frisco’s

Restaurant Group, Inc.

5,386,667 Shares

Common Stock

Deutsche Bank Securities

Piper Jaffray

Wells Fargo Securities

Raymond James

Stifel

Prospectus Supplement

                    , 2013